Exhibit 3.6

Note: this is a translation into English of the official Dutch version of the deed of incorporation of a private limited liability company under Dutch law. Definitions included in article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF INCORPORATION

Lineage Europe Finco B.V.

On this, the twentieth day of October two thousand and twenty-five, appeared before me, Wijnand Hendrik Bossenbroek, civil law notary in Amsterdam:

Johanna Caroline de Graaf, born in Leiden on the third day of October nineteen hundred and ninety-six, working at the offices of NautaDutilh N.V. located at Beethovenstraat 400, 1082 PR Amsterdam, acting for the purposes of this Deed as the holder of a written power of attorney from:

1.	Lineage Dutch Coöperatief U.A., a cooperative with exclusion of liability under Dutch law, having its corporate seat in Amsterdam, with address: Herengracht 483, 1017 BT Amsterdam, and trade register number: 68781113 (the "Incorporator 1"); and

2.	LLH Topco Holdings TRS, LLC, a limited liability company under the laws of the State of Delaware, having its registered office address at 251 Little Falls Drive, City of Wilmington, Delaware 19808, County of New Castle, United States of America, registered with the Delaware Secretary of State under file number 4284357 (the "Incorporator 2" and together with the Incorporator 1: the "Incorporators").

The person appearing before me, acting in the above capacity, declared to hereby establish a private limited liability company under Dutch law (the "Company") to be governed by the following

ARTICLES OF ASSOCIATION

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Company	the legal entity to which these articles of association relate.
DCC	the Dutch Civil Code (Burgerlijk Wetboek).
General Meeting	the body formed by Persons with Meeting Rights, or a meeting of Persons with Meeting Rights.
Management Board	the management board of the Company.
Meeting Rights	the right to attend and address a General Meeting, whether in person or represented by the holder of a written proxy.
Person with Meeting Rights	a Shareholder, a usufructuary (vruchtgebruiker) with voting rights and/or Meeting Rights, or a pledgee with voting rights and/or Meeting Rights.
Shareholder	a holder of shares in the capital of the Company.
Simple Majority	more than fifty percent (50%) of the votes cast.
Subsidiary	a legal entity in whose general meeting the Company or one or more of its subsidiaries can, whether by virtue of an agreement with other persons with voting rights or otherwise and whether acting alone or together, exercise more than fifty percent (50%) of the voting rights, and any other legal entities and partnerships that are designated as such by the DCC.

1.2	Terms that are defined in the singular shall have the corresponding meaning in the plural and vice versa.

1.3	The term "written" or "in writing" shall also include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The name of the Company is Lineage Europe Finco B.V.

2.2	It has its corporate seat in Amsterdam.

OBJECTS

Article 3

The objects of the Company are:

a.	to participate in, finance or hold any other interest in, or to conduct the management of, other legal entities, partnerships or enterprises;

b.	to borrow, to lend and to raise funds, including (without limitation) the issue of bonds, promissory notes or other securities;

c.	to render advice and services of all kinds to, and to assist the financing of, Group Companies and to third parties;

d.	to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of Group Companies or other parties;

e.	to acquire, to manage, to exploit and to alienate property, including registered property, and items of property in general;

f.	to trade in currencies, securities and items of property in general;

g.	to develop, manage, exploit and trade in patents, trademarks, licenses, knowhow, copyrights, data base rights and other intellectual property rights;

h.	to perform any and all activities of an industrial, financial or commercial nature; and

i.	to do anything which, in the widest sense of the words, is connected with or may be conducive to the attainment of these objects.

SHARES - CAPITAL

Article 4

4.1	The nominal value of each share shall be one euro (EUR 1).

4.2	The shares shall be registered shares and shall be numbered consecutively, starting from 1.

4.3	At least one share must be held by a party other than, and not on behalf of, the Company or any of its Subsidiaries.

SHARES - REGISTER

Article 5

5.1	The Management Board shall keep a register setting out the names and addresses of all Shareholders, usufructuaries and pledgees.

5.2	Shareholders and others whose particulars must be set out in the register shall provide the Management Board with the necessary particulars in a timely manner.

5.3	All notifications and notices convening meetings shall be sent to Persons with Meeting Rights at the addresses set out in the register.

SHARES - ISSUE

Article 6

6.1	Shares may only be issued by the Company pursuant to a resolution of the General Meeting.

6.2	Article 6.1 shall apply mutatis mutandis where rights to subscribe for shares are granted but shall not apply where shares are issued to a person exercising an existing right to subscribe for shares.

SHARES - PAYMENT

Article 7

7.1	The full nominal value of each share shall be paid up upon subscription for that share. It may be stipulated that all or part of the nominal value need not be paid up until after a certain period of time or until the Company has called for payment.

7.2	The Management Board may perform juristic acts (rechtshandelingen) in respect of non-cash contributions for shares without the prior approval of the General Meeting.

SHARES - OWN SHARES

Article 8

8.1	The acquisition by the Company of shares in its own capital shall be decided on by the Management Board. The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

8.2	Except where it acquires such shares for no consideration, the Company may not acquire fully paid-up shares in its own capital if the shareholders' equity less the acquisition price is less than the reserves which must be maintained by law, or if the Management Board knows or should reasonably foresee that, following the acquisition, the Company will be unable to continue paying its due and payable debts.

8.3	The preceding provisions of this Article 8 shall not be applicable to shares acquired by the Company by universal succession (onder algemene titel).

SHARES - TRANSFER

Article 9

9.1	The issue or transfer of a share or the creation of a limited right (beperkt recht) in respect of a share shall require a deed to that effect executed before a civil law notary practising in the Netherlands and to which the persons involved are parties.

9.2	The transfer of a share or the creation of a limited right in respect thereof in accordance with Article 9.1 shall also, by operation of law, have effect vis-à-vis the Company. Unless the Company itself is a party to the transaction, the rights attached to the relevant share may not be exercised until the Company has acknowledged the transaction or been served with the deed.

SHARES - TRANSFERABILITY

Article 10

The transferability of shares shall not be subject to any restrictions.

SHARES - USUFRUCT, PLEDGE AND DEPOSITARY RECEIPTS

Article 11

11.1	The voting rights attached to shares which are subject to a usufruct or pledge shall be vested in the relevant Shareholder.

11.2	Notwithstanding Article 11.1 and subject to what is provided in, respectively, Section 2:197 DCC and Section 2:198 DCC, a usufructuary or pledgee shall have voting rights if this has been stipulated when the relevant limited right was created or if this has been agreed at a subsequent time.

11.3	Usufructuaries and pledgees without voting rights shall not have Meeting Rights, unless the contrary is stipulated upon the creation or transfer of the relevant usufruct or, respectively, the creation or transmission (overgang) of the relevant pledge.

11.4	No Meeting Rights shall be attached to depositary receipts for shares.

MANAGEMENT BOARD - APPOINTMENT, SUSPENSION AND REMOVAL

Article 12

12.1	The Company shall have a Management Board consisting of one or more managing directors. Both natural persons and legal entities may be managing directors.

12.2	The General Meeting shall determine the number of managing directors.

12.3	The General Meeting shall appoint the managing directors and may at any time suspend or remove any managing director.

12.4	Where one or more managing directors are no longer in office or are unable to act, the remaining managing director(s) shall be provisionally charged with the entire management of the Company. Where all managing directors or the only managing director are/is no longer in office or are/is unable to act, the management shall be provisionally conducted by the person designated for that purpose by the General Meeting.

MANAGEMENT BOARD - DUTIES, ORGANISATION AND DECISION MAKING

Article 13

13.1	The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, managing directors shall be guided by the interests of the Company and of the enterprise connected with it.

13.2	Where the Management Board consists of more than one managing director, resolutions shall be passed – irrespective of whether this occurs at a meeting or otherwise – by a Simple Majority. Invalid votes and blank votes shall not be counted as votes cast.

13.3	In the event of a tie at a meeting of the Management Board, the General Meeting shall decide.

13.4	A managing director may not participate in the deliberations and decision making of the Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the enterprise connected with it. Where all managing directors or the only managing director have/has such a conflict of interest, the relevant decision shall be taken by the General Meeting.

13.5	Meetings of the Management Board can be held through audio or audiovisual communication facilities, unless a managing director objects thereto. The audio communication must, where possible, commence in the Netherlands and resolutions so adopted shall be deemed to have been adopted in the Netherlands.

13.6	Resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all managing directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Resolutions so adopted will be deemed to have been adopted in the Netherlands.

13.7	The Management Board may draw up rules concerning its internal matters. The managing directors may also allocate their duties among themselves, whether by drawing up rules or otherwise.

13.8	The Management Board shall require the approval of the General Meeting for such Management Board resolutions as the General Meeting shall have specified in a resolution to that effect and notified to the Management Board.

13.9	Failure to obtain the approval required under Article 13.8 shall not affect the powers of representation of the Management Board or managing directors.

13.10	The Management Board must follow the instructions of the General Meeting, unless these instructions are contrary to the interests of the Company and the enterprise connected with it.

MANAGEMENT BOARD - REPRESENTATION

Article 14

The Management Board is entitled to represent the Company, as are two (2) managing directors acting jointly.

GENERAL MEETINGS – CONVOCATION AND AGENDA

Article 15

15.1	During each financial year at least one General Meeting must be held or at least one resolution passed in accordance with Article 18.1.

15.2	General Meetings shall also be held whenever such a meeting is convened by the Management Board, one or more managing directors or one or more Persons with Meeting Rights.

15.3	General Meetings must be held in the place where the Company has its corporate seat as set out in these articles of association.

15.4	A General Meeting must be convened by letters sent to Persons with Meeting Rights no later than on the eighth day prior to the day of the meeting.

15.5	Where the rules laid down by law or by these articles of association in relation to the place where meetings should be held, the convening of meetings or the drawing up of agendas have not been complied with, legally valid resolutions may still be passed provided that all Persons with Meeting Rights have consented to the place of the meeting or to a decision being made on the relevant matters, respectively, and provided that the managing directors have been afforded the opportunity to give their advice prior to the decision-making.

GENERAL MEETING - PROCEDURAL RULES

Article 16

16.1	The General Meeting shall appoint its own chairman.

16.2	Managing directors shall, in that capacity, have an advisory vote at General Meetings.

16.3	The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by a person holding a written proxy, to participate in, address and (where applicable) exercise his voting rights at the General Meeting by electronic means of communication.

16.4	The Management Board may impose conditions on the use of electronic means of communication.

GENERAL MEETING - DECISION-MAKING

Article 17

17.1	Each share shall give the right to cast one vote at General Meetings.

17.2	The Management Board may decide that votes cast before the General Meeting, but not earlier than on the thirtieth day before that of the meeting, by electronic means of communication shall be equated with those cast at the time of the meeting.

17.3	Unless a greater majority is required by law, all resolutions shall be passed by a Simple Majority. Invalid and blank votes shall not be counted as votes cast.

GENERAL MEETING - RESOLUTIONS WITHOUT HOLDING A MEETING

Article 18

18.1	Shareholders may pass resolutions without holding a meeting provided that all Persons with Meeting Rights have consented to this manner of decision-making, which consent may be given electronically. The votes on such a resolution must be cast in writing.

18.2	The managing directors must have been afforded the opportunity to give their advice prior to the decision-making referred to in Article 18.1.

FINANCIAL YEAR, ANNUAL ACCOUNTS

Article 19

19.1	The financial year of the Company shall coincide with the calendar year.

19.2	Each year, within five months after the end of the Company's financial year, unless this period is extended by a maximum of five months by the General Meeting on account of special circumstances, the Management Board shall prepare annual accounts and deposit them at the Company's office for inspection by the Shareholders. If the Company is required by law to prepare a management report, the Management Board shall, within the same period, also deposit the management report for inspection by the Shareholders. The annual accounts shall be signed by all managing directors. If one or more of their signatures is missing, this fact and the reason therefor shall be stated.

19.3	The annual accounts shall be adopted by the General Meeting. The signing of the annual accounts as provided for in the first sentence of section 2:210(5) DCC shall not serve as adoption of those accounts.

19.4	The Company shall publish the annual accounts, together with all other relevant documents and information if and to the extent and in the manner required by law.

DISTRIBUTIONS ON SHARES

Article 20

20.1	The profits as determined through the adoption of the annual accounts shall be at the disposal of the General Meeting. The General Meeting may decide to make a distribution, to the extent that the shareholders' equity exceeds the reserves that must be maintained by law.

20.2	A resolution to make a distribution shall not take effect as long as the Management Board has not given its approval. The Management Board may only withhold such approval if it knows or should reasonably foresee that, following the distribution, the Company will be unable to continue paying its due and payable debts.

20.3	For the purposes of calculating any distribution, shares held by the Company in its own capital shall not be included.

20.4	For the purposes of calculating the amount to be distributed on each share, only the amount of the mandatory payments towards the nominal value of the shares shall be taken into account. The preceding sentence may be derogated from with the consent of all Shareholders.

DISSOLUTION AND LIQUIDATION

Article 21

21.1	In the event of the Company being dissolved, the liquidation shall be effected by the Management Board unless the General Meeting decides otherwise.

21.2	Any assets remaining after payment of all of the Company's debts shall first be applied to pay back the part of the nominal value that has been paid up on the shares. Any remaining assets shall then be distributed among the Shareholders in proportion to the aggregate nominal value of their shares. No distribution may be made to the Company in respect of shares held by it.

21.3	After the liquidation has been completed, the books, records and other information carriers of the Company shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

final statements

Finally, the person appearing declared that:

A.	the person appearing is authorised to act under two (2) powers of attorney in the form of private instruments, which will be attached to this Deed as an annex;

B.	the Incorporators have subscribed for the following numbers of shares:

a.	the Incorporator 1 has subscribed for ninety-nine (99) shares in the capital of the Company, having a nominal value of one euro (EUR 1) each, and number 1 up to and including 99; and

b.	the Incorporator 2 has subscribed for one (1) share in the capital of the Company, having a nominal value of one euro (EUR 1), numbered 100;

therefore the Company's issued capital amounts to one hundred euros (EUR 100);

C.	immediately after receiving a request to that effect from the Company, each of the Incorporators 1 and 2 will pay up, in full, the shares for which that Incorporator has subscribed; therefore the Company's capital paid-up by each of these Incorporators currently amounts to zero euro (EUR 0);

D.	payment in a currency other than that in which the nominal value of the shares is denominated is permitted;

E.	the Company’s first financial year shall end on the thirty-first day of December two thousand and twenty-five; and

F.	the following persons will be appointed as the Company's first managing directors:

a.	Annegien Maria Kooij, born on the eighth day of April nineteen hundred and seventy-four; and

b.	Folkert Pieter Bergstra, born on the twelfth day of July nineteen hundred and seventy-two.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

Gegevens verwijderd door KVK • NautaDutilh JdG/JvdW AKTE VAN OPRICHTING LINEAGE EUROPE FINCO B.V. Heden, twintig oktober tweeduizend vijfentwintig, verscheen voor mij, Wijnand Hendrik Bossenbroek, notaris te Amsterdam: Johanna Caroline de Graaf, geboren te.___ .... op drie oktober negentienhonderdzesennegentig, werkzaam ten kantore van NautaDutilh N.V. te Beethovenstraat 400, 1082 PR Amsterdam, hierbij handelend als schriftelijk gevolmachtigde van: 1. Lineage Dutch Cooperatief U.A., een cooperatie met uitsluiting van aansprakelijkheid statutair gevestigd te Amsterdam, met adres: Herengracht 483, 1017 BT Amsterdam, en handelsregisternummer: 68781113 ( de "Oprichter l "); en 2. LLH Topco Holdings TRS , LLC, een Umited liabWty company opgericht naar het recht van de Staat Delaware, met geregistreerd adres te 251 Little Falls Drive, City of Wilmington, Delaware 1980, County of New Castle, Verenigde Staten van Amerika, en ingeschreven bij Delaware Secretary of State onder nummer 4284357 (de "Oprichter 2" en tezamen met de Oprichter 1: de "Oprichters"). De comparant, handelend als gemeld, verklaarde hierbij een besloten vennootschap met beperkte aansprakelijkheid (de "Vennootschap") op te richten, welke wordt geregeerd door de volgende STATUTEN BEGRIPSBEPALING EN INTERPRETATIE Artikel 1 1.1 In deze statuten worden de volgende definities gehanteerd: Aandeelhouder een houder van aandelen in bet kapitaal van de Algemene Vergadering Bestuur BW Dochtermaatschappij Vennootschap Vergadergerechtigde Vergaderrecht 83103651 M 58396656 / 8 Vennootschap. bet orgaan dat gevormd wordt door de Vergadergerechtigden, dan we! de bijeenkomst van Vergadergerechtigden. het bestuur van de Vennootschap. het Burgerlijk Wetboek. een rechtspersoon waarin de Vennootschap of een of meer van haar dochtermaatschappijen, al dan niet krachtens overeenkomst met andere stemgerechtigden, alleen of samen meer dan de helft van de stemrechten in de algemene vergadering kunnen uitoefenen, alsmede andere rechtspersonen en vennootschappen welke als zodanig door bet BW worden aangemerkt. de rechtspersoon waarop deze statuten betrekking hebben. een Aandeelhouder alsmede een vruchtgebruiker of pandhouder met stemrecht en/of Vergaderrecht. het recht om, in persoon of bij schriftelijk gevolmachtigde, de Algemene Vergadering bij te wonen en daar het woord te voeren.

NautaDutilh

2

Volstrekte Meerderheid meer dan de helft van het aantal uitgebrachte stemmen.

1.2 Begrippen die in het enkelvoud zijn gedefinieerd hebben een overeenkomstige betekenis in het meervoud en vice versa.

1.3 Onder de term schriftelijk wordt tevens begrepen langs elektronische weg.

NAAM EN ZETEL

Artikel 2

2.1 De Vennootschap is genaamd **Lineage Europe Finco B.V.**

2.2 Zij is gevestigd te Amsterdam.

DOEL

Artikel 3

De Vennootschap heeft ten doel:

a. het deelnemen in, het financieren van, het zich op andere wijze interesseren bij en het voeren van beheer over andere rechtspersonen, vennootschappen en ondernemingen;

b. het lenen, uitlenen en bijeenbrengen van gelden, daaronder begrepen (zonder enige beperking) het uitgeven van obligaties, schuldbrieven of andere waardepapieren;

c. het verstrekken van adviezen en het verlenen van diensten van allerlei aard aan, en het assisteren bij de financiering van, Groepsmaatschappijen en derden;

d. het geven van garanties, het stellen van zekerheden of het zich op andere wijze sterk maken of zich hoofdelijk of anderszins verbinden voor verplichtingen van Groepsmaatschappijen of derden;

e. het verkrijgen, beheren, exploiteren en vervreemden van goederen, daaronder begrepen registergoederen, en van vermogenswaarden in het algemeen;

f. de handel in valuta, effecten en vermogenswaarden in het algemeen;

g. het ontwikkelen, beheren en exploiteren van en de handel in patenten, merkrechten, licenties, knowhow, auteursrechten en databankenrechten en andere intellectuele eigendomsrechten;

h. het verrichten van alle soorten industriële, financiële en commerciële activiteiten; en

i. het verrichten van al hetgeen met vorenstaande in de ruimste zin verband houdt of daartoe bevorderlijk kan zijn.

AANDELEN - KAPITAAL

Artikel 4

4.1 Het nominale bedrag van ieder aandeel is één euro (EUR 1).

4.2 De aandelen zijn op naam gesteld en zijn doorlopend genummerd van 1 af.

4.3 Ten minste één aandeel wordt gehouden door een ander dan en anders dan voor rekening van de Vennootschap of één van haar Dochtermaatschappijen.

AANDELEN - REGISTER

Artikel 5

5.1 Het Bestuur houdt een register waarin de namen en adressen van alle Aandeelhouders, vruchtgebruikers en pandhouders zijn opgenomen.

5.2 Aandeelhouders en anderen van wie gegevens in het register moeten worden opgenomen, verschaffen aan het Bestuur tijdig de nodige gegevens.

5.3 Alle kennisgevingen aan en oproepingen van Vergadergerechtigden kunnen aan de in het

83103651 M 58396656 / 8

• NautaDutilh 3 register vermelde adressen worden gedaan. AANDELEN - UITGIFTE Artikel 6 6.1 De Vennootschap kan slechts ingevolge een besluit van de Algemene Vergadering aandelen uitgeven. 6.2 Artikel 6.1 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent. AANDELEN - STORTING Artikel 7 7.1 Bij het nemen van een aandeel moet daarop het nominale bedrag worden gestort. Bedongen kan worden dat het nominale bedrag of een deel daarvan eerst behoeft te worden gestort na verloop van een bepaalde tijd of nadat de Vennootschap het zal hebben opgevraagd. 7.2 Het Bestuur is zonder voorafgaande goedkeuring van de Algemene Vergadering bevoegd tot het aangaan van rechtshandelingen betreffende inbreng op aandelen anders dan in geld. AANDELEN - EIGEN AANDELEN Artikel 8 8.1 Het Bestuur beslist over de verkrijging van aandelen in het kapitaal van de Vennootschap. Verkrijging door de Vennootschap van niet volgesto1te aandelen in haar kapitaal is nietig. 8.2 De Vennootschap mag, behalve om niet, geen volgesto1te eigen aandelen verkrijgen indien het eigen vermogen, verminderd met de verkrijgingsprijs, kleiner is dan de reserves die krachtens de wet moeten worden aangehouden, of indien het Bestuur weet of redelijkerwijs behoort te voorzien dat de Vennootschap na de verkrijging niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden. 8.3 De vorige leden van dit artikel gelden niet voor aandelen die de Vennootschap onder al-gemene titel verkrijgt. AANDELEN-LEVERING Artikel 9 9.1 Voor de uitgifte en levering van een aandeel of de levering van een beperkt recht daarop is vereist een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte waarbij de betrokkenen partij zijn. 9.2 De levering van een aandeel of de levering van een beperkt recht daarop overeenkomstig artikel 9.1 werkt mede van rechtswege tegenover de Vennootschap. Behoudens in het geval dat de Vennootschap zelf bij de rechtshandeling paitij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat zij de rechtshandeling heeft erkend, danwel de akte aan haar is betekend. AANDELEN-OVERDRAAGBAARHEID Artikel 10 De overdraagbaarheid van aandelen is niet beperkt. AANDELEN - VRUCHTGEBRUIK, P ANDRECHT EN CERTIFICATEN Artikel 11 83103651 M 58396656 / 8

11.1 • NautaDutilh 4 De Aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik of pandrecht is gevestigd. 11.2 In afwijking van artikel 11.1 komt het stemrecht toe aan de vruchtgebruiker of de pandhouder indien zulks bij de vestiging van het beperkt recht is bepaald of <lit nadien is overeengekomen, een en ander met inachtneming van het bepaalde in artikel 2: 197 BW respectievelijk aitikel 2: 198 BW. 11.3 Vruchtgebruikers en pandhouders die geen stemrecht hebben, hebben geen Vergaderrecht tenzij bij de vestiging of overdracht van het vruchtgebruik respectievelijk vestiging of overgang van het pandrecht anders is bepaald. 11.4 Aan ce1tificaten van aandelen is geen Vergaderrecht verbonden. BESTUUR - BENOEMING, SCHORSING EN ONTSLAG Artikel 12 12.1 De Vennootschap heeft een Bestuur bestaande uit een of meer bestuurders. Zowel een natuurlijke persoon als een rechtspersoon kan bestuurder zijn. 12.2 De Algemene Vergadering stelt het aantal bestuurders vast. 12.3 De Algemene Vergadering benoemt de bestuurders en is te alien tijde bevoegd iedere bestuurder te schorsen of te ontslaan. 12.4 Ingeval van ontstentenis of be let van een of meer bestuurders, is (zijn) de overblijvende bestuurder(s) voorlopig met het gehele bestuur belast. Ingeval van ontstentenis of belet van alle bestuurders of van de enige bestuurder, berust het bestuur voorlopig bij een persoon die daaitoe door de Algemene Vergadering wordt aangewezen. BESTUUR - TAAK, ORGANISATIE EN BESLUITVORMING Artikel 13 13.1 Behoudens de beperkingen volgens deze statuten is het Bestuur belast met het besturen van de Vennootschap. Bij de vervulling van hun taak richten de bestuurders zich naar het belang van de Vennootschap en de met haar verbonden onderneming. 13.2 Indien het Bestuur uit meer dan een bestuurder bestaat, besluit het Bestuur, zowel in als buiten vergadering, met Volstrekte Meerderheid. Ongeldige en blanco stemmen warden niet als uitgebrachte stemmen geteld. 13.3 Bij staken van stemmen in een bestuursvergadering, beslist de Algemene Vergadering. 13.4 Een bestuurder neemt niet dee! aan de beraadslaging en besluitvonning indien hij daarbij een direct of indirect persoonlijk belang heeft <lat tegenstrijdig is met het belang van de Vennootschap en de met haar verbonden onderneming. Wanneer hierdoor geen bestuursbesluit kan warden genomen, wordt het besluit genomen door de Algemene Vergadering. 13.5 Vergaderingen van het Bestuur kunnen warden gehouden door middel van audio- of audiovisuele communicatie apparatuur, tenzij een bestuurder zich daartegen verzet. De geluidsverbinding moet, zo mogelijk, ontstaan vanuit Nederland en op deze wijze genomen besluiten warden geacht in Nederland te zijn genomen. 13.6 Besluiten van het Bestuur kunnen in plaats van in een vergadering ook schriftelijk warden genomen, mits alle bestuurders in het te nemen besluit gekend zijn en geen van hen zich tegen deze wijze van besluiten verzet. Besluiten genomen op de hiervoor genoemde wijze 83103651 M 58396656 I 8

• NautaDutilh 5 warden geacht in Nederland te zijn genomen. 13. 7 Het Bestuur kan een reglement opstellen waarin aangelegenheden hem intern betreffende warden geregeld. Voorts kunnen de bestuurders al dan niet bij reglement de bestuurstaken onderling verdelen. 13.8 Het Bestuur behoeft de goedkeuring van de Algemene Vergadering voor zodanige bestuursbesluiten als de Algemene Vergadering bij haar specifiek omschreven besluit heeft vastgesteld en aan het Bestuur heeft medegedeeld. 13.9 Het ontbreken van de ingevolge artikel 13.8 vereiste goedkeuring tast de vertegenwoor-digingsbevoegdheid van het Bestuur of de bestuurders niet aan. 13.10 Het Bestuur dient de aanwijzingen van de Algemene Vergadering op te volgen, tenzij deze aanwijzingen in strijd zijn met het belang van de Vennootschap en de met haar verbonden onderneming. BESTUUR - VERTEGENWOORDIGING Artikel 14 Het Bestuur vertegenwoordigt de Vennootschap. De Vennootschap kan voorts warden vertegenwoordigd door twee (2) bestuurders gezamenlijk handelend. ALGEMENE VERGADERING - BIJEENROEPING EN AGENDERING Artikel 15 15.1 Tijdens ieder boekjaar wordt ten minste een Algemene Vergadering gehouden of ten minste eenmaal overeenkomstig a1tikel 18.1 besloten. 15.2 Vo01ts warden Algemene Vergaderingen gehouden zo dikwijls het Bestuur dan wel een of meer bestuurders dan wel een of meer Vergadergerechtigden overgaan tot bijeenroeping. 15.3 Algemene Vergaderingen warden gehouden in de statutaire plaats van vestiging van de Vennootschap. 15.4 De oproeping van Vergadergerechtigden geschiedt door middel van oproepingsbrieven niet later dan op de achtste <lag v66r die van de vergadering. 15.5 Indien de door de wet of de statuten gegeven voorschriften voor de plaats van een Algemene Vergadering, het oproepen of agenderen van een Algemene Vergadering niet in acht zijn genomen, kunnen desondanks rechtsgeldige besluiten warden genomen mits alle Vergadergerechtigden hebben ingestemd met de plaats van vergadering respectievelijk ermee hebben ingestemd <lat de besluitvorming over die onderwerpen plaatsvindt, en de bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen. ALGEMENEVERGADERING-VERGADERORDE Artikel 16 16.1 De Algemene Vergadering voorziet zelf in haar leiding. 16.2 De bestuurders hebben als zodanig in de Algemene Vergadering een raadgevende stem. 16.3 Het Bestuur kan besluiten <lat iedere Vergadergerechtigde bevoegd is om in persoon of bij een schriftelijk gevolmachtigde, door middel van een elektronisch communicatiemiddel aan de Algemene Vergadering dee! te nemen, daarin het woord te voeren en voor zover van toepassing het stemrecht uit te oefenen. 16.4 Door het Bestuur kunnen voorwaarden warden gesteld aan het gebruik van het 83103651 M 58396656 I 8

NautaDutilh

6

elektronisch communicatiemiddel.

ALGEMENE VERGADERING - BESLUITVORMING

Artikel 17

17.1 In de Algemene Vergadering geeft ieder aandeel recht op het uitbrengen van één stem.

17.2 Het Bestuur kan besluiten dat stemmen die voorafgaand aan de Algemene Vergadering via een elektronisch communicatiemiddel worden uitgebracht, gelijk worden gesteld met stemmen die ten tijde van de vergadering worden uitgebracht. Deze stemmen worden niet eerder uitgebracht dan op de dertigste dag voor die van de vergadering.

17.3 Voor zover bij de wet geen grotere meerderheid is voorgeschreven worden alle besluiten genomen met Volstrekte Meerderheid. Ongeldige en blanco stemmen worden niet als uitgebrachte stemmen geteld.

ALGEMENE VERGADERING - BESLUITVORMING BUITEN VERGADERING

Artikel 18

18.1 Besluitvorming van Aandeelhouders kan op andere wijze dan in een vergadering geschieden, mits alle Vergadergerechtigden met deze wijze van besluitvorming hebben ingestemd. Instemming met de wijze van besluitvorming kan langs elektronische weg plaatsvinden. De stemmen worden schriftelijk uitgebracht.

18.2 De bestuurders worden voorafgaand aan de besluitvorming als bedoeld in artikel 18.1 in de gelegenheid gesteld om advies uit te brengen.

BOEKJAAR, JAARREKENING

Artikel 19

19.1 Het boekjaar van de Vennootschap is gelijk aan het kalenderjaar.

19.2 Het Bestuur maakt jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste vijf maanden door de Algemene Vergadering op grond van bijzondere omstandigheden, een jaarrekening op en legt het deze voor de Aandeelhouders ter inzage ten kantore van de Vennootschap. Indien de Vennootschap krachtens de wet verplicht is een bestuursverslag op te stellen, legt het Bestuur binnen deze termijn ook het bestuursverslag ter inzage voor de Aandeelhouders. De jaarrekening wordt ondertekend door alle bestuurders; indien van één of meer hunner de ondertekening ontbreekt, dan wordt daarvan, onder opgave van de reden, melding gemaakt op de jaarrekening.

19.3 De Algemene Vergadering stelt de jaarrekening vast. Vaststelling van de jaarrekening op de wijze als omschreven in de eerste zin van artikel 2:210 lid 5 BW is uitgesloten.

19.4 De Vennootschap gaat over tot openbaarmaking van de jaarrekening, tezamen met de overige relevante stukken en gegevens, voor zover en op de wijze als wettelijk voorgeschreven.

UITKERING OP AANDELEN

Artikel 20

20.1 De Algemene Vergadering is bevoegd tot bestemming van de winst die door de vaststelling van de jaarrekening is bepaald en tot vaststelling van uitkeringen, voor zover het eigen vermogen groter is dan de reserves die krachtens de wet moeten worden aangehouden.

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20.2 • NautaDutilh 7 Een besluit <lat strekt tot uitkering heeft geen gevolgen zolang het Bestuur geen goedkeuring heeft verleend. Het Bestuur weige1t slechts de goedkeuring indien het weet of redelijkerwijs behoort te voorzien <lat de Vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden. 20.3 Bij de berekening van iedere uitkering tellen de aandelen die de Vennootschap in haar kapitaal houdt niet mede. 20.4 Bij de berekening van het bedrag, <lat op ieder aandeel zal warden uitgekeerd, komt slechts het bedrag van de verplichte stortingen op het nominate bedrag van de aandelen in aanmerking. Van de vorige zin kan telkens met instemming van alle Aandeelhouders warden afgeweken. ONTBINDING EN VEREFFENING Artikel 21 21.1 Ingeval van ontbinding van de Vennootschap geschiedt de vereffening door het Bestuur, tenzij de Algemene Vergadering anders besluit. 21.2 Van hetgeen na voldoening van alle schulden van de Vennootschap van haar vermogen overblijft, wordt allereerst op de aandelen terugbetaald hetgeen van het nominale bedrag daarop gest01t is. Hetgeen daarna van het vermogen overblijft, wordt uitgekeerd aan de Aandeelhouders naar evenredigheid van het gezamenlijk bedrag van hun aandelen. Op aandelen die de Vennootschap zelf houdt, kan geen uitkering aan de Vennootschap zelf plaatshebben. 21.3 Na afloop van de vereffening blijven de boeken, bescheiden en andere gegevensdragers van de ontbonden Vennootschap gedurende de door de wet voorgeschreven termijn berusten onder degene die daartoe door de Algemene Vergadering bij het besluit tot ontbinding is aangewezen. Indien een aanwijzing als voormeld door de Algemene Vergadering niet is geschied, geschiedt deze door de vereffenaren. SLOTVERKLARINGEN De comparant verklaarde ten slotte: A. te zijn gemachtigd bij twee (2) onderhandse volmachten welke onmiddellijk na het passeren aan deze akte zullen warden gehecht als bijlage; B. in het kapitaal van de Vennootschap wordt deelgenomen door de Oprichters voor de volgende aantallen aandelen: a. de Oprichter I voor negenennegentig (99) aandelen in het kapitaal van de Vennootschap, elk nominaal groat een euro (EUR 1), genummerd 1 tot en met 99; en b. de Oprichter 2 voor een (1) aandeel, nominaal groat een euro (EUR 1 ), genummerd 100; derhalve bedraagt bet geplaatste kapitaal een honderd euro (EUR 100); C. elk van de Oprichters 1 en 2 zal onverwijld tot volsto1ting van de door hem genomen aandelen overgaan zodra de Vennootschap het bedrag <lat op de aandelen gestort moet warden heeft opgevraagd, het door elk van deze Oprichters gestorte kapitaal bedraagt thans nut euro (EUR 0); D. starting in een andere geldeenheid dan die waarin bet nominate bedrag van de aandelen 83103651 M 58396656 / 8

Gegevens verwijderd door KVK Gegevens verwijderd door KVK luidt is toegestaan; • NautaDutilh 8 E. het eerste boekjaar van de Vennootschap op eenendettig december tweeduizend vijfentwintig; en F. voor de eerste maal warden de volgende personen tot bestuurders van de Vennootschap benoemd: a. Annegien Maria Kooij, geboren op acht april negentienhonderdvierenzeventig; en b. Folkert Pieter Bergstra, geboren op twaalf juli negentienhonderdtweeenzeventig. De comparant is mij, notaris, bekend. Deze akte is verleden te Amsterdam op de dag aan het begin van deze akte vermeld. Nadat vooraf door mij, notaris, de zakelijke inhoud van deze akte aan de comparant is medegedeeld en door mij, notaris, is toegelicht, heeft de comparant verklaard van de inhoud daarvan te hebben kennisgenomen, met de inhoud in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte door de comparant en mij, notaris, onde1tekend. (volgt ondettekening) VOOR AFSCHRIFT 83103651 M 58396656 / 8

Verwerkingsverslag Bijgaande document is elektronisch ontvangen bij de Kamer van Koophandel op 20-10-2025 17:00 van Jules Jacob van de Winckel in diens hoedanigheid als Kandidaat-notaris Op het document is een elektronische handtekening aangetroffen die gecontroleerd en correct is bevonden op 20-10-2025 17:00 door de Kvk GX-Handtekeningservice. Het bijbehorende digitale certificaat waarmee de handtekening is gezet is gecontroleerd en geldig en als niet-ingetrokken bevonden ten tijde van ondertekening. De controle heeft plaatsgevonden op 20-10-2025 17:00 door de Kvk GX-Certificaatvalidatieservice. Certificaat details van Jules Jacob van de Winckel SURNAME = van de Winckel C = NL T = Kandidaat-notaris SERIALNUMBER = 913566135878183 CN = Jules Jacob van de Winckel GIVENNAME = Jules Jacob O = Jules Jacob van de Winckel Met serienummer 3d706c3663cc525b0ed8f98b3b69b1ddb273da18 Uitgegeven door OID.2.5.4.97 = NTRNL-30237459 C = NL CN = QuoVadis PKIoverheid Organisatie Persoon CA - G3 O = QuoVadis Trustlink B.V. KVK